Exhibit 99.04
Southern Company
EPS Earnings Analysis
Three Months Ended June 2012

Cents	Description

2¢	Retail Sales

5	Retail Revenue Impacts

(6)	Weather

(2)	Non-Fuel O&M

(1)	Depreciation and Amortization

(1)	Interest Expense

2	Income Taxes

(1)¢	Total Traditional Operating Companies

1	Parent and Other (excluding the MC Asset Recovery Insurance Settlement)

(2)	Increase in Shares

(2)¢	Total Change in QTD EPS (x-Items)

2	MC Asset Recovery Insurance Settlement

0¢	Total Change in QTD EPS (As Reported)

Notes
-	In March 2009, Southern Company recorded a charge related to a settlement agreement with MC Asset Recovery, LLC (MCAR) to settle a lawsuit. Southern Company filed an insurance claim for a portion of the MCAR settlement amount. In June 2012, Southern Company received an insurance recovery related to this claim. Earnings for the three months and six months ended June 30, 2012 include 2 cents a share for the MCAR insurance recovery.

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All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results.  In addition, certain classifications and rounding may be different from final results published in the Form 10-Q.